Exhibit 99.1

Investor Contact

Stuart Davis

ManTech International

(703) 218-8269

Stuart.davis@mantech.com

Media Contact

Amy Gooen

ManTech International

(703) 218-6387

Amy.Gooen@mantech.com

ManTech Announces New Senior Management Structure

Current Operating Group Presidents to have Chief Operating Officer

Responsibility for their Organizations

Fairfax, Va. – August 23, 2010 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of technical and engineering services and solutions vital to the nation’s interest and security, announced a new senior management structure under which the presidents of ManTech’s three operating groups will also serve as chief operating officers for their respective organizations, reporting to the company’s Chairman and Chief Executive Officer, George J. Pedersen.

The three group president/chief operating officers are Louis M. Addeo, ManTech Technical Services Group; Terry M. Ryan, ManTech Systems Engineering and Advanced Technologies; and L. William Varner, ManTech Mission, Cyber and Technology Solutions.

“We believe that this new management structure will contribute to our ability to achieve our financial objectives and support our customers’ critical missions,” said Pedersen. “Our three group presidents have my complete confidence. Their strong leadership, strategic vision, understanding of the market, and ability to work jointly have contributed significantly to ManTech’s success over the past year. This team is poised to deliver market-leading growth, profitability and cash generation.”

“The board of directors considers all three group presidents extremely strong, capable leaders,” said Barry G. Campbell, presiding independent director. “All three have significantly grown and matured their organizations, and they will focus on creating value in their respective businesses by growing revenue and profits and attracting, developing and retaining the best people.”

Before joining ManTech, Addeo was the chief operating officer of Serco NA. He also was president of AT&T Government Solutions, and vice president of AT&T’s National Information Systems.

Ryan was director of intelligence, surveillance and reconnaissance for the Office of the Department of Defense, and president and chief executive officer of Adroit Systems Inc., and president and chairman of Mercury Federal Systems.

Varner was vice president, corporate officer and executive director of the Intelligence Operations Unit of Northrop Grumman TASC. He was previously with ESL Inc.

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,100 professionals, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.